CONFIDENTIAL                                                        Exhibit 2.1
                                               CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED" AND APPROPRIATE SECTIONS, WHERE TEXT HAS BEEN OMITTED, ARE NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]" OR "[* * *]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS PURCHASE AND SALE OF ASSETS AGREEMENT is made and entered into as of this twelfth (12th) day of March 1999 (the "EFFECTIVE DATE"), between TERRAGEN DISCOVERY INC., duly incorporated according to the laws of California, having its head office and principal place of business at 818 West 7th Street, Los Angeles, California, 90017 (hereinafter referred to as the "PURCHASER"), and CHROMAXOME CORPORATION, duly incorporated according to the laws of Delaware, having its head office and principal place of business at 9880 Campus Point Drive, San Diego, California, 92121 (hereinafter referred to as the "SELLER"). This Agreement is entered into by TREGA BIOSCIENCES, INC., a publicly traded corporation, duly incorporated according to the laws of Delaware, having its head office and principal place of business at 9880 Campus Point Drive, San Diego, California, 92121 (hereinafter referred to as the "PARENT") for the purposes more fully described hereinbelow.

WITNESSETH:

WHEREAS Seller is a biotechnology company engaged in the business of scientific research and the development of technology in the combinatorial biology field working to transfer metabolic pathways from naturally occurring micro-organisms into manageable industrial hosts;

WHEREAS Seller and Purchaser have reached an understanding with respect to the purchase of substantially all of the assets of Seller by means of the purchase of the Purchased Assets for the Purchase Price (each as defined hereinafter) upon the terms and conditions contained in this Agreement;

WHEREAS Parent has entered into this Agreement for the purposes of (i) guaranteeing the due and faithful performance of Seller's covenants and obligations contained in this Agreement; and (ii) undertaking to faithfully comply with its own covenants and obligations as set forth in Section XIV below;

NOW THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained and the payments hereinafter provided, it is agreed by and between the Parties as follows:

SECTION I - DEFINED TERMS

1.1 Where used herein, the following terms shall have the following meanings:

        1.1.1 "ACCOUNTS RECEIVABLE" means all accounts receivable (and other amounts) due, owing or accruing due to the Seller in connection with the Business as at the time of Closing, but excluding those related to the Excluded Assets and Excluded Liabilities, as more particularly set forth in Schedule 1.1.1 hereto;

        1.1.2 "AFFILIATE" means an affiliate as defined in the SECURITIES EXCHANGE ACT OF 1934, as amended, and the rules and regulations thereunder;


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        1.1.3   "AGREEMENT" means this Purchase and Sale of Assets Agreement, including the Schedules annexed hereto;

        1.1.4 "APPLICABLE LAW" means all applicable provisions of law (including Environmental Law), the common law, rules and regulations thereunder, orders of, or agreements with, any Governmental Authority and decisions, judgements, awards and decrees of any Governmental Authority;

        1.1.5 "ASSUMED CONTRACTS" means all of the agreements and grants and copies of such agreements and grants with researchers, universities, any Governmental Authority, (biological) material suppliers, employees, consultants and other Persons that are in force as at Closing and are set forth in Schedule 1.1.5 hereto;

        1.1.6 "ASSUMED LIABILITIES" means only the liabilities and other obligations of the Seller assumed by the Purchaser that are set forth in
        Schedule 1.1.6 hereto;

        1.1.7 "BUSINESS" means the business now and heretofore conducted by the Seller consisting of scientific research and the development of technology in the combinatorial biology field, working to transfer metabolic pathways from naturally occurring micro-organisms into manageable industrial hosts;

        1.1.8 "CLOSING" means the completion of the transaction of purchase and sale of the Purchased Assets hereunder;

        1.1.9 "CLOSING DATE" means the sixteenth (16th) day of March 1999, or such other date as the Parties may mutually agree upon in writing;

        1.1.10 "CODE" means the INTERNAL REVENUE CODE of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto;

        1.1.11 "COLLATERAL AGREEMENTS" means the Share Purchase Agreement, the Employment Agreements, the License Agreement, the Services Agreement, the Sublease Agreement, the Parent Guaranty, the Vector Guaranty and the Security Agreement;

        1.1.12 "CONSENT" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person;

        1.1.13 "DESIGNATED ASSETS" has the meaning ascribed thereto in Sub-Section 3.4;

        1.1.14 "DOLLAR", "DOLLARS" or "$" means lawful money of the United States of America;


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

        1.1.15  "EFFECTIVE DATE" means March 12, 1999;

        1.1.16 "EMPLOYMENT AGREEMENTS" means those employment agreements dated the Closing Date to be entered into between the Purchaser and the Persons identified in Schedule 1.1.16, in the form annexed hereto as
        Schedule 1.1.16;

        1.1.17 "ENVIRONMENTAL CONTAMINATION" means the presence of any Hazardous Material in, on or under the air, soil, groundwater, surface water, sub-surface strata, land surface, indoor environment or any structure or improvement, so as to result in any liabilities, fines, penalties, costs, expenses or obligations under any Applicable Law, including, without limitation, for response, remediation, closure, medical monitoring or property damage;

        1.1.18 "ENVIRONMENTAL LAW" means any federal, state, local, municipal, national, international, Native American or interstate law (including, without limitation, common law), statute, contract, treaty, ordinance, decree, code, directive, order, judgment, consent, rule, regulation, or standard or requirement of any Governmental Authority relating to air quality, water quality, solid waste management, Hazardous Materials, toxic substances, human health, safety of the environment, or Environmental Contamination;

        1.1.19 "ENVIRONMENTAL LIABILITIES" means Losses, Known or unknown, mature or unmatured, contingent or absolute, or otherwise, arising out of or relating to any Environmental Law;

        1.1.20 "EXCLUDED ASSETS" means those assets of Seller not listed in Sub-Section 3.1 hereto;

        1.1.21 "EXCLUDED LIABILITIES" means those liabilities of Seller not listed in Schedule 1.1.6 hereto and, without limitation:

        (i) any litigation or related claims, including any cause of action or judicial or administrative action, suit, proceeding or investigation with respect to the Business pending at the Closing or to the extent relating to the periods on or before the Closing;

        (ii) any failure to comply with any Applicable Law, which failure occurred on or before the Closing;

        (iii) any liability, obligation or commitment related to any credit facilities with third Persons or other indebtedness of Seller, except as specifically listed as Assumed Liabilities;


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        (iv)    any liability of Seller or of any members of its Group for any
        Taxes, including, without limitation, any obligation or liability for Taxes (i) that relate to or arise as a result of any Excluded Assets,
        (ii) that relate to or arise as a result of the sale or transfer from the Seller to the Purchaser of any of the Purchased Assets other than sales Taxes for which Purchaser shall be liable, or (iii) for any periods (or portions thereof) ending on or prior to the Closing or (iv) under TREASURY REGULATION Section 1.1502-6 (or similar provisions of state or local Applicable Law);

        (v) any and all liabilities and obligations of Seller, Parent, or any Affiliate that is a subsidiary of Parent, of any nature, accrued, absolute, contingent or otherwise, regardless of when a claim with respect thereto may be asserted, arising in respect of the Business as operated by the Seller prior to the Closing, whether or not Seller and Parent, or any Affiliate that is a subsidiary of Parent, have Knowledge thereof, other than the Assumed Liabilities;

        (vi) any claims asserted by current or former employees of Seller for benefits pursuant to the CONSOLIDATED OMNIBUS BUDGET RECONCILIATION ACT OF 1985, as amended ("COBRA"), arising out of or relating to cessation of employment with the Seller, whether the claim is asserted against Purchaser or Seller but not to the extent that the Purchaser chooses to pay on behalf of former employees of Seller sums necessary under COBRA to continue medical benefits for such Persons;

        (vii) any alleged failure to provide notice to Seller's employees pursuant to WARN, or otherwise comply with WARN in connection with the transactions contemplated by this Agreement or any other similar Applicable Law, whether the claim is asserted against Purchaser or Seller;

        (viii) any and all liabilities of Seller in connection with Seller's employees or Plans relating to periods on or before the Closing;

        (x) except to the extent included in the Assumed Liabilities, liabilities arising by virtue of any use of the Purchased Assets by Seller on or before the Closing and the conduct of the Business on or before the Closing; and

        (xi)    any Pre-Closing Environmental Liabilities;

        1.1.22 "FINANCIAL STATEMENTS" means the unaudited statements of receipts and disbursements of the Seller for the fiscal year ended the 31st day of December, 1998, which have been furnished to the Purchaser by the Seller;

        1.1.23  "FIRST BALANCE" has the meaning attributed thereto in Paragraph
        5.1.2 hereof;


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        1.1.24  "FIRST FINANCING" means, subject to Paragraph 5.1.4, the financing completed by the Purchaser or Vector (as hereinafter defined) that next follows the Closing, including without limitation, (i) any borrowing of capital, public offering, private placement or similar distribution of Purchaser's or Vector securities, if any, or (ii) any receipt of proceeds from collaborative agreements to which the Purchaser or Vector is a party, such as, but not limited to, licensing agreements;

        1.1.25 "FURNISHINGS AND EQUIPMENT" means all of the furnishings, scientific and research apparatus, measuring and other devices, equipment, tools, shelves, racks, supplies, computer hardware and software, signs, accessories, maintenance equipment and all other tangible property used in the Business and owned or leased by the Seller, including, without limitation, the furnishings and equipment listed in Schedule 1.1.25 hereto;

        1.1.26 "GOODWILL" means the goodwill of the Seller, including without limitation, all books, records and other materials relating principally or solely to the Business, provided that Purchaser's access to books, records, and other materials relating other than solely to the Business shall be governed by Sub-Section 3.5 hereof. Goodwill does not include items relating to the Excluded Liabilities or the Excluded Assets (in any form or medium). Goodwill does include (i) advertising materials, catalogues, drawings, technology, blueprints, flow sheets, correspondence, mailing lists, purchasing materials and records, reports, data, manuals, accounting records, sales order files, cost sheets and all other books, documents, records and data relating to the Business that are in the possession of the Seller or the Parent other than any such items relating to the Excluded Liabilities or the Excluded Assets, (ii) all goodwill related to the Intellectual Property, (iii) all of the Seller's rights and interest in and to the name "ChromaXome Corporation" and/or any variation or facsimile thereof, the exclusive right of the Purchaser to represent itself as carrying on the Business as a continuation of and in succession to the Seller and the right to use any words indicating that the Business is so carried on, and (iv) all other goodwill associated with the other Purchased Assets;

        1.1.27 "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization;

        1.1.28 "GOVERNMENTAL RULE" means any law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Authority;


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

        1.1.29 "GROUP" means, individually and collectively, (i) Parent, (ii) the subsidiaries included in the Affiliated group of which Parent is the common parent within the meaning of Section 1504 of the Code and/or in which Seller is a member, (iii) state, local or foreign consolidated, combined or unitary groups, (iv) Seller and (v) any individual, trust, corporation, partnership or any other entity as to which the Seller is liable for Taxes (as hereinafter defined) incurred by such individual or entity either as a transferee or successor, under a contract, or pursuant to Treasury Regulation Section 1.1502-6, or pursuant to any other Applicable Law;

        1.1.30 "HAZARDOUS MATERIAL" means any substance defined, designated or regulated by any Environmental Law;

        1.1.31 "INTELLECTUAL PROPERTY" means the intellectual property set forth in Schedule 1.1.31 hereto and all rights thereunder or in respect thereof, including but not limited to rights to sue and collect for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under Applicable Laws of any jurisdiction worldwide and all tangible embodiments thereof. Intellectual Property includes all of the Seller's right, title and interest in and to all (i) inventions, trade secrets, ideas, concepts, and product and component designs comprising a part of the Business as well as any Patents; (ii) existing licenses for the use of any Patents or other items in the other clauses of this definition comprising a part of the Business; (iii) all information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how, trade secrets, instructions, technology and all products currently under development by Seller, Parent, or any Affiliate that is a subsidiary of Parent, or any of their agents or employees, comprising a part of the Business, including descriptions and any other material information related thereto; (iv) industrial designs comprising a part of the Business as well as any registrations or applications for registration therefor; (v) copyrights (including waivers of moral rights) comprising a part of the Business; (vi) trademarks, trade names, brand names, service marks, logos and designs comprising a part of the Business as well as any registrations or applications for the registration therefor; and (vii) catalogue files and related marketing materials comprising a part of the Business including photographs, brochures, trade show display materials, graphic design computer files and the remaining inventory of catalogue literature;

        1.1.32 "INTERIM PERIOD" means the period from the close of business on the Effective Date to the time of the Closing;

        1.1.33  "INVENTORY" means the raw material inventory set forth in
        Schedule 1.1.33 hereto and all inventories of materials of the Seller relating to the Business, on hand at the Premises or elsewhere on consignment or in transit at the time of the Closing;


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

CONFIDENTIAL                                   CONFIDENTIAL TREATMENT REQUESTED

        1.1.34  "IRS" means the Internal Revenue Service;

        1.1.35 "KNOWLEDGE" means that an individual will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as the chief executive officer, chief financial officer or director of research of such Person shall have actual Knowledge of such fact or other matter, provided, however, with respect to the matters set forth in Paragraph 7.1.9, a Person will be deemed to have Knowledge of a particular fact or other matter if any individual employed by such Person shall have actual knowledge of such fact or other matter. In addition to the foregoing, the Seller shall be deemed to have Knowledge if [* *] has actual knowledge of such fact or other matter;

        1.1.36  "LEASES" means the leases set forth in Schedule 1.1.36 hereto;

        1.1.37 "LICENSE AGREEMENT" means the non-exclusive, worldwide, paid-up license agreement of even date entered into between Purchaser, as licensor, and Parent, as licensee, with respect to the "macro-droplet technology" included in the Intellectual Property comprising part of the Purchased Assets, substantially in the form of the draft license annexed hereto as Schedule 1.1.37;

        1.1.38 "LIENS" means any mortgage, pledge, security interest, lien, encumbrance, adverse claim or interest, option, right of first refusal, or other restrictions or limitations of any nature whatsoever other than "PERMITTED LIENS";

        1.1.39 "LOSSES" has the meaning ascribed thereto in Sub-Section 10.2 hereof;

        1.1.40 "NOTES" has the meaning ascribed thereto in Sub-Section 5.2 hereof;

        1.1.41 "PARENT GUARANTY" means the guaranty dated the Closing Date to be entered into by Parent and delivered to Purchaser to guarantee the obligations of Seller and Parent hereunder, in the form annexed hereto as Schedule 1.1.41;

        1.1.42 "PARTIES" means the Purchaser, Seller and Parent, and "PARTY" means any one of them;

        1.1.43 "PATENTS" means the rights, title and interests of Seller in and to (i) the issued patents and pending patent applications listed in
        Schedule 1.1.43, (ii) any issued patents and pending patent applications (whether filed prior to or following Closing) that claim priority from a patent or patent application described in clause (i) of this Paragraph
        1.1.43 and filed in any country and (iii) all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, patents-of-additions and all reissues, re-examinations and extensions of the foregoing, whether owned solely or jointly by Seller or licensed by Seller in relation to the Business and "PATENT" means any one of them;


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        1.1.44  "PERMITTED LIENS" means those Liens that do not materially or adversely affect the Purchased Assets or the operation of the Business, including, (i) Liens for Taxes not yet due and payable, (ii) Liens relating to any employees for salary or wages earned but not yet due and payable, and (iii) Liens set forth in Schedule 1.1.44 hereto;

        1.1.45 "PERSONS" means any natural person, firm, partnership, association, corporation, company, trust, business trust, securities commission, Governmental Authority or other entity, and "PERSON" means any one of them;

        1.1.46 "PRE-CLOSING ENVIRONMENTAL LIABILITIES" means Environmental Liabilities arising from or relating to acts or omissions occurring, or circumstances or conditions created or existing, prior to the Closing in connection with the Seller, the Business, the Premises, the Purchased Assets, the Excluded Assets, the Designated Assets, any predecessor of the Seller, or any businesses or assets previously owned, leased, operated or otherwise used by the Seller or any predecessor of the Seller;

        1.1.47 "PREMISES" means the Seller's principal place of business, located within 9880 Campus Point Drive, San Diego, California, 92121;

        1.1.48 "PURCHASED ASSETS" means the property and assets referred to in Sub-Section 3.1 hereof;

        1.1.49 "PURCHASE PRICE" means the purchase price to be paid by the Purchaser to the Seller for the Purchased Assets determined in accordance with the provisions of Section IV hereof;

        1.1.50 "SAMPLES" means the genetic materials, compounds and other substances derived from naturally occurring micro-organisms destined for molecular manipulation in the combinatorial biology processes used in the Business to create libraries of compounds for screening for biological activity and to be delivered to Purchaser by Seller under this Agreement, together with all modifications, analogues, isolates and derivatives thereof. A non-exhaustive list of Samples is set forth in
        Schedule 1.1.50;

        1.1.51 "SECOND FINANCING" means, subject to Paragraphs 5.1.3 and 5.1.4, the financings completed by the Purchaser or Vector that follow the date the of the First Financing, including without limitation, (i) any borrowing of capital, public offering, private placement or similar distribution of Purchaser's or Vector's securities, if any, or (ii) any receipt of proceeds from collaborative agreements to which the Purchaser or Vector is a party, such as, but not limited to, licensing agreements;

        1.1.52 "SECURITY AGREEMENT" means the pledge and security agreement dated the Closing Date to be entered into between Purchaser and Seller, in the form annexed hereto as Schedule 1.1.52;


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        1.1.53  "SHARE PURCHASE AGREEMENT" means the share purchase agreement of even date entered into between Vector and Parent with respect to the Shares;

        1.1.54 "SHARES" has the meaning ascribed thereto in Paragraph 5.1.5 hereof;

        1.1.55 "SUBLEASE AGREEMENT" means the sublease dated the Closing Date to be entered into between Purchaser and Parent with respect to the portion of the Premises occupied by Seller at Closing, in the form annexed hereto as Schedule 1.1.55;

        1.1.56 "TAXABLE PERIOD" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax (as hereinafter defined) imposed with respect to such other period (e.g., a quarter) with respect to which any Tax may be imposed under any Applicable Law;

        1.1.57 "TAXES" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, AD VALOREM, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For the purposes of this Agreement, "TAXES" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including, without limitation, pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including, without limitation, any liability for Taxes as a transferee or successor, by contract or otherwise;

        1.1.58 "TAX RETURN" means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including, without limitation, all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including, without limitation, estimated Taxes);

        1.1.59 "VECTOR" means TerraGen Diversity Inc., a body politic and corporate, duly incorporated according to the laws of the Province of British Columbia, Canada, having its head office and principal place of business at 2386 East Mall, in the City of Vancouver, Province of British Columbia, Canada V6T 1Z3 and holder of all of the outstanding shares in Purchaser;

        1.1.60 "VECTOR GUARANTY" means the guaranty dated the Closing Date to be entered into by Vector and delivered to the Seller and Parent to guarantee certain of the obligations of Purchaser hereunder, in the form annexed hereto as Schedule 1.1.60; and


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        1.1.61  "WARN," means the WORKER ADJUSTMENT AND RETRAINING NOTIFICATION
        ACT, 29 U.S.C. Section 2101 ET SEQ.

SECTION II - SCHEDULES

2.1 The following are the Schedules annexed to and incorporated into this Agreement by this reference and deemed to be a part hereof:

Schedule 1.1.1  -          Accounts Receivable
Schedule 1.1.5  -          Assumed Contracts
Schedule 1.1.6  -          Assumed Liabilities
Schedule 1.1.16 -          Employment Agreements
Schedule 1.1.25 -          Furnishings and Equipment
Schedule 1.1.31 -          Intellectual Property
Schedule 1.1.33 -          Inventory
Schedule 1.1.36 -          Leases
Schedule 1.1.37 -          License Agreement
Schedule 1.1.41 -          Parent Guaranty
Schedule 1.1.43 -          Patents
Schedule 1.1.44 -          Permitted Liens
Schedule 1.1.50 -          Samples
Schedule 1.1.52 -          Security Agreement
Schedule 1.1.55 -          Sublease Agreement
Schedule 1.1.59 -          Vector Guaranty
Schedule 3.4    -          Designated Assets
Schedule 4.2    -          Allocation of Purchase Price
Schedule 5.2    -          Notes
Schedule 6.3.1  -          Changes in Purchased Assets
Schedule 9.2.7  -          Seller's Legal Opinion
Schedule 9.3.7  -          Purchaser's Legal Opinion

DISCLOSURE SCHEDULES

Schedule 7.1.3-            Purchased Assets
Schedule 7.1.4-            Financial Statements
Schedule 7.1.9-            Intellectual Property
Schedule 7.1.10-           Litigation
Schedule 7.1.12-           Third Person Consents
Schedule 7.1.13-           Affiliates
Schedule 7.1.14-           Insurance


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

SECTION III - ASSETS TO BE PURCHASED AND SOLD AND ASSUMPTION OF LIABILITIES


3.1 PURCHASED ASSETS. The Seller hereby agrees to sell, convey, assign and transfer to the Purchaser and the Purchaser in reliance upon the representations, warranties and covenants of the Seller contained herein, and subject to the terms and conditions hereof, hereby agrees to purchase from the Seller, effective as of the Closing Date, the undertaking, property and assets of the Business listed in the Schedules hereto (hereinafter referred to collectively as the "PURCHASED ASSETS"), namely:

        3.1.1   the Accounts Receivable;

        3.1.2   the Furnishings and Equipment;

        3.1.3   the Goodwill;

        3.1.4   the Intellectual Property;

        3.1.5   the Inventory;

        3.1.6   the Prepaid Expenses;

        3.1.7   the Samples;

        3.1.8 subject to Sub-Section 6.6 hereof regarding third Person Consents, all of the Seller's right, title and interest in and pursuant to the Assumed Contracts, including all rights which the Seller may have to set off or compensate against amounts owing under the Assumed Contracts; and

        3.1.9 subject to Sub-Section 6.6 hereof regarding third Person Consents, the benefit of all restrictive covenants and agreements which the Seller may have with its, employees, officers, directors and independent contractors, past or present, to the extent assignable under Applicable Law.

3.2 ASSUMED LIABILITIES. Subject to the terms and conditions stipulated herein, the Purchaser undertakes to pay, satisfy, discharge, perform and fulfil the Assumed Liabilities to the full and complete exoneration of the Seller.

3.3 EXCLUDED LIABILITIES. The Purchaser shall not assume or be obligated to pay, satisfy, discharge, perform or fulfil the Excluded Liabilities or any other liability, obligation, debt, charge or expense of Seller of any kind, description, or character not included in the Assumed Liabilities, whether relating to the Business or otherwise, fixed or contingent, accrued, actual, disclosed or undisclosed. The Seller hereby covenants that it shall indemnify and save and hold Purchaser harmless from and against all liabilities, obligations (whether fixed or contingent, accrued, actual, disclosed or undisclosed), claims and demands of whatsoever nature relating to the Business and/or the Purchased Assets existing at or incurred prior to the Closing which are not included in the Assumed Liabilities.

3.4 DESIGNATED ASSETS. The Purchaser acknowledges that certain assets (collectively, the "Designated Assets") of the Parent that are used by the Seller in operating the Business but that are not primarily or solely related to the Business or that are not owned by Seller, are not included in the Purchased Assets being sold to the Purchaser under the terms of this Agreement. The Parties agree that the Seller shall retain its rights, obligations and liabilities with respect to such Designated Assets. The Parties agree to cooperate to determine whether an asset relating to the Business is a Purchased Asset or a Designated Asset. The Designated Assets are listed or described in
Schedule 3.4 hereto.

3.5 ACCESS TO CERTAIN DESIGNATED ASSETS. Following Closing, the Seller agrees to allow the Purchaser reasonable access to the pre-Closing accounting books, records, and other materials that relate to the Purchased Assets that are not delivered to the Purchaser as provided in Sub-Section 3.1. The Seller will allow the Purchaser access thereto at all reasonable times and will permit the Purchaser to make copies of the relevant Business information contained in such books, records and other materials at the Purchaser's expense. During a seven
(7) year period beginning on the Closing Date, the Seller will not dispose of or permit the disposal of any such books, records and other materials without first giving sixty (60) days' prior written notice to the Purchaser offering to surrender the same to the Purchaser at the Purchaser's expense. In the event the Purchaser does not indicate its desire to retain such books, records and other materials during the said sixty (60) day period, the Seller will be free to dispose of same. In the event the Purchaser should reasonably require access to any of the Seller's employee records after the Closing concerning employees hired by the Purchaser, Seller agrees that they shall endeavor to provide copies of the requested records, subject to any confidentiality restrictions imposed by Applicable Law or to an effective written waiver of such restrictions provided by the individual whose records are requested.

SECTION IV - PURCHASE PRICE AND ALLOCATION

4.1 PURCHASE PRICE. The Purchase Price for the Purchased Assets shall be the sum of six million five hundred thousand Dollars ($6,500,000.00).

4.2 ALLOCATION OF THE PURCHASE PRICE. On or prior to the Closing Date, the Seller and the Purchaser shall mutually agree in writing on an allocation of the Purchase Price and the amount of the Assumed Liabilities (and all other capitalizable costs) among the Purchased Assets and other relevant items in accordance with Section 1060 of the Code and the regulations promulgated thereunder and all applicable provisions of state, local and foreign law (such allocations being hereinafter referred to as the "Section 1060 Allocations"). A description of the Section 1060 Allocations shall be attached hereto as Schedule
4.2 at Closing. If the Seller and the Purchaser are unable to agree with respect to the Section 1060 Allocations, the Seller and the Purchaser shall engage reviewing accountants to determine such allocations. The conclusions of the reviewing accountants shall be binding on the

Parties. The fees and expenses of the reviewing accountants shall be shared equally by the Seller and the Purchaser. Each of the Parties hereto agrees
(i) to prepare and file Tax Returns, including Form 8594, in a manner consistent with the Section 1060 Allocations, as finally determined pursuant to this Sub-Section 4.2, (ii) to report this transaction for federal, state, local and foreign income Tax purposes in accordance with the Section 1060 Allocations, as finally determined pursuant to this Sub-Section 4.2, and
(iii) to use its best efforts to sustain the Section 1060 Allocations, as finally determined pursuant to this Sub-Section 4.2, in any subsequent Tax audit or dispute.

4.3 CLOSING PRORATION. After the Closing, any AD VALOREM, use, real and personal property and other Taxes, installments or special assessments, utility, water or similar payments arising from, or relating to, the Purchased Assets or the conduct of the Business, which become due and payable on or after the Closing Date and relate to periods both before and after the Closing, shall be prorated and adjusted between the Seller and the Purchaser as of the Closing Date on a PER DIEM basis and Seller shall be responsible for and pay to the Purchaser the portion of such amounts allocatable to the period prior to the Closing Date for which payment is due on or after the Closing Date at least two
(2) business days prior to the date such Taxes become due and payable.
Purchaser shall provide Seller with reasonable notice of any such claim hereunder. Seller shall remain responsible for paying the PER DIEM amounts due from Seller under this Sub-Section 4.3, notwithstanding any failure by Purchaser to provide Seller with reasonable notice; it being understood that failure on the part of the Purchaser to provide reasonable notice as aforesaid shall only relieve Seller of the obligation to pay such amounts at least two (2) business days prior to the due date thereof.

SECTION V - PAYMENT OF THE PURCHASE PRICE

5.1 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied by the Purchaser as follows:

        5.1.1 CLOSING CASH PAYMENT. The sum of two million Dollars ($2,000,000.00) (the "CLOSING CASH PAYMENT") shall be payable by certified check or wire transfer at the Closing;

        5.1.2   FIRST BALANCE.

                (a) Subject to Sub-Paragraph (b) of this Paragraph 5.1.2 and to Paragraph 5.1.4, the sum of two million Dollars ($2,000,000.00) (the "FIRST BALANCE") shall be paid by certified check or wire transfer on the earlier of:

                       (i) one (1) week following the date of the First Financing; and

                       (ii)    December 31, 1999.

                (b) Where the net proceeds of the First Financing are four million Dollars ($4,000,000.00) or more, the amount of the First Balance shall be paid in full.

                Where the net proceeds of the First Financing are less than four million Dollars ($4,000,000.00), fifty percent (50%) of the net proceeds shall be advanced towards payment of a portion of the First Balance, with the remaining amount outstanding under the First Balance being carried forward for payment no later than December 31, 1999. For the purpose of this Sub-Paragraph (b), "NET PROCEEDS" shall mean the gross amount received by the Purchaser or Vector from the First Financing, less all agents', consultants' and professional commissions or fees, Taxes, duties or charges applicable to the First Financing, provided that such commissions, fees, Taxes, duties or charges can be reasonably allocated to such transaction;

        5.1.3   SECOND BALANCE.

                (a) Subject to Sub-Paragraph (b) of this Paragraph 5.1.3 and to Paragraph 5.1.4, the sum of one million Dollars ($1,000,000.00) (the "SECOND BALANCE") shall be paid by certified check or wire transfer on the earlier of:

                       (i) one (1) week following the date of the Second Financing; and

                       (ii)    June 30, 2000.

                (b) Where the net proceeds of the Second Financing are two million Dollars ($2,000,000.00) or more, the amount of the Second Balance shall be paid in full (after first applying such net proceeds to any amounts of the First Balance remaining outstanding). Where the net proceeds of the Second Financing are less than two million Dollars ($2,000,000.00), fifty percent (50%) of the net proceeds shall be advanced towards payment of a portion of the First Balance (if any) and Second Balance, with the remaining amount under the Second Balance being carried forward for payment no later than June 30, 2000. For the purpose of this Sub-Paragraph (b), "NET PROCEEDS" shall mean the gross amount received by the Purchaser or Vector from the Second Financing, less (i) amounts required to pay any portion of the First Balance carried forward under Sub-Paragraph 5.1.2(b) and
                (ii) all agents', consultants' and professional commissions or fees, taxes, duties or charges applicable to the Second Financing, provided that such commissions, fees, taxes, duties or charges can be reasonably allocated to such transaction. Where the net proceeds of the Second Financing immediately following the First Financing are insufficient to pay off all outstanding portions of the First Balance and the Second Balance, the provisions of this Sub-Paragraph 5.1.3(b) shall apply, MUTATIS MUTANDIS, to any subsequent financing completed by Purchaser or Vector, until such time as the First Balance and Second Balance are paid in full. In any event, (y) the First Balance shall be paid in full no later than December 31, 1999 and (z) the Second Balance shall be paid in full no later than June 30, 2000.

        5.1.4 FINANCING EXCEPTION. Notwithstanding anything to the contrary herein contained, with respect to any financing carried out by Purchaser or Vector as part of a transaction whereby Vector or any of it Affiliates acquires all of the shares or substantially all of the assets of a third Person, only the net proceeds raised in excess of the amount required to fund such acquisition shall be included in the definition of First Financing or Second Financing.

        5.1.5 SHARES. The sum of one million five hundred thousand Dollars ($1,500,000.00) payable by the issuance to the Seller of six hundred thousand (600,000) Class "B" preferred shares (the "SHARES") in the share capital of Vector, deliverable at Closing, in accordance with the Share Purchase Agreement.

5.2 PROMISSORY NOTES. To evidence the indebtedness of the First Balance and the Second Balance, the Purchaser shall issue to the Seller interest-bearing promissory notes (the "NOTES") secured by the Security Agreement and in amounts equal to the First Balance and the Second Balance respectively, the whole in the form of and containing the provisions set out in the draft promissory notes attached as Schedule 5.2 hereto.

SECTION VI - CLOSING DATE AND CLOSING DOCUMENTS TO BE DELIVERED

6.1 CLOSING DATE. The purchase and sale contemplated by this Agreement shall close on the Closing Date.

6.2 PLACE OF CLOSING. The Closing shall take place at the offices of Pillsbury, Madison & Sutro LLP, 11975 El Camino Real, Suite 200, San Diego, California 92130, on the Closing Date, at the hour of 10:00 o'clock in the forenoon, or at such other place and/or at such other time as may be agreed in writing between the Parties.

6.3 SELLER'S DOCUMENTS. At Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

        6.3.1 CHANGE IN PURCHASED ASSETS. A Schedule 6.3.1 identifying any changes in the Purchased Assets from the Purchased Assets as described in the exhibits and Schedules delivered to the Purchaser on the date hereof, provided that any such changes shall only be permitted in accordance with the provisions of Section XI hereof;

        6.3.2 TRANSFER DOCUMENTATION. Such executed documentation as may reasonably be required to transfer and assign Seller's rights in the Purchased Assets being sold, transferred and assigned, including, but not limited to, bills of sale, assignments and other instruments of conveyance and transfer and Consents, (or, in the case of Patents and trademarks, appropriate filings with the appropriate trademark and patent offices) conveying the Purchased Assets being sold, transferred and assigned, including without limitation, assignments covering the Assumed Contracts and Intellectual Property and any required transfer Tax forms and affidavits;

        6.3.3 RELEASES. Full or partial releases, as the case may be, from Seller's lenders and creditors in a form satisfactory to Purchaser, acting reasonably, to transfer the Purchased Assets to Purchaser free and clear of all Liens;

        6.3.4 OPINION OF SELLER'S COUNSEL. The legal opinion referred to in Sub-Section 9.2.7 hereof;

        6.3.5 CERTIFICATES. The certificates of Seller required under Section IX hereof;

        6.3.6   PARENT GUARANTY.  The Parent Guaranty, duly executed; and

        6.3.7 OTHER DOCUMENTS. Such other documents, instruments and materials as Purchaser may reasonably request.

6.4 PURCHASER'S DOCUMENTS. At Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

        6.4.1 CLOSING CASH PAYMENT. The Closing Cash Payment, or evidence thereof;

        6.4.2   PROMISSORY NOTES.  The Notes, duly executed;

        6.4.3   SECURITY AGREEMENT.  The Security Agreement, duly executed;

        6.4.4   SHARES.  The Shares;

        6.4.5 OPINION OF PURCHASER'S COUNSEL. The legal opinion referred to in Sub-Section 9.3.7 hereof;

        6.4.6   CERTIFICATES.  The certificates of Purchaser required under
        Section IX hereof;

        6.4.7   VECTOR GUARANTY.  The Vector Guaranty, duly executed; and

        6.4.8 OTHER DOCUMENTS. Such other documents, instruments and materials as Seller may reasonably request.

6.5 FURTHER DOCUMENTS. From time to time after Closing and without further consideration from Purchaser, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other action, as Purchaser may reasonably request to more effectively convey, assign and transfer to Purchaser, Seller's interest in and title to, and to put Purchaser in possession of, any of the Purchased Assets.

6.6 THIRD PERSON CONSENTS. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to sell, assign or transfer any Consent, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third Person would constitute a breach or violation thereof, or affect adversely the rights of the Purchaser or Seller thereunder; and any transfer or assignment that requires the Consent of a third Person shall be made subject to such Consent being obtained. Subject to this Sub-Section and to Paragraphs 7.1.8 and 7.1.13, Purchaser shall not assume the applicable agreement or obligation until such Consent is obtained. Seller shall undertake all reasonable efforts in order to secure and deliver at Closing third Person Consents required for the sale, assignment or transfer of any Purchased Assets and the ownership and operation thereof to Purchaser. In the event that any such Consent is not obtained on or prior to the Closing Date, Seller and Purchaser shall continue to use all reasonable efforts (which shall not require the expenditure of funds by the Purchaser except for reasonable legal and related costs incurred in the discretion of the Purchaser and except for amounts due as Assumed Liabilities and which shall not require the expenditure of funds by the Seller except for reasonable legal and related costs incurred in the discretion of the Seller and for amounts due as Excluded Liabilities) to obtain any such Consent, and Seller shall reasonably cooperate with Purchaser in any lawful arrangement requested or approved by Purchaser to provide Purchaser with the benefits under such Consent, instrument, contract, lease or other agreement or arrangement; including performance by the Seller, as agent, if economically feasible, PROVIDED that the Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Seller would have been responsible therefor if such Consent or approval had been obtained. Subject to Section 11 hereof, cooperation of the Seller shall not be deemed to include bringing or participating in any lawsuit.

SECTION VII - SELLER'S REPRESENTATIONS AND WARRANTIES


7.1 REPRESENTATIONS AND WARRANTIES. The Seller hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon said representations and warranties in connection with the purchase of the Purchased Assets and further acknowledges that the Purchaser would not have entered into this Agreement without same. The Seller hereby represents and warrants that the following representations and warranties are true and accurate as of the Effective Date:

        7.1.1 CORPORATE ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        7.1.2   CORPORATE POWER.

                7.1.2.1 The Seller has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently conducted.

                7.1.2.2 The Seller has all necessary corporate power and authority to enter into this Agreement and each of the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. A duly authorized representative of the Seller has executed this Agreement and the Collateral Agreements to which the Seller is a party on behalf of the Seller. The execution, delivery and performance of this Agreement and the Collateral Agreements to which the Seller is a party shall not violate any provision of the articles of incorporation or by-laws of the Seller. All corporate or other organizational proceedings on the part of Seller necessary to authorize this Agreement and the Collateral Agreements to which it is a party and the transactions contemplated hereby have been taken;

                7.1.2.3 This Agreement and all Collateral Agreements to which the Seller is a party constitute valid and binding obligations on the Seller enforceable against it in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

                7.1.2.4 The execution and delivery of this Agreement and of each of the Collateral Agreements to which the Seller is a party do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Seller,
                (ii) conflict with or result in any breach of any of the terms, conditions or provisions of or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the Purchased Assets under, any Assumed Contract (except as any of the foregoing may, individually or in the aggregate, have only an immaterial effect on the Seller or the Purchased Assets), or (iii) to the Knowledge of Purchaser, require any approval, authorization, Consent, license, exemption, filing or registration with any court, arbitrator or Governmental Authority, except for such approvals, authorizations, Consents, actions or filings which have been obtained or made.

        7.1.3   PURCHASED ASSETS.

                7.1.3.1 Except as set forth in Schedule 7.1.3 hereto, the Seller owns and has the right, title and interest necessary to sell, transfer and assign the tangible Purchased Assets with good and marketable title free and clear of all Liens and of any rights or privileges capable of becoming Liens and the Seller has the full power and authority and is entitled to sell, transfer and assign good and marketable title to the tangible Purchased Assets to the Purchaser, free and clear of any Liens;

                7.1.3.2 To the Knowledge of Seller, no Person has any agreement, option or understanding or any right capable of becoming an agreement, option or understanding for the purchase of all or any of the Purchased Assets other than pursuant to purchase orders accepted by the Seller in the ordinary course of operating the Business or as provided for in the Assumed Contracts;

                7.1.3.3 Except as set forth in Schedule 7.1.3 hereto, the Seller is not required to pay fees or other consideration to any Person with respect to the use of the Purchased Assets;

                7.1.3.4 Schedule 1.1.25 hereto is a complete list of all the Furnishings and Equipment (having a cost in excess of five thousand Dollars ($5,000) for each such item) used by the Seller as of the Effective Date in the conduct of the Business;

                7.1.3.5 The Seller has all material Consents, licenses, permits, quotas and other similar arrangements which are necessary for the conduct of the Business and such Consents, licenses, permits, quotas and other similar arrangements are in full force and effect and there has been no material change in the facts or circumstances reported or assumed in the applications for or the granting of such Consents, licenses, permits, quotas and other similar arrangements;

                7.1.3.6 Except as set forth in Schedule 7.1.3 hereto, in the conduct of the Business, the Seller has not entered into any non-arm's length transaction, or transaction with an Affiliate that, to the Knowledge of Seller, are on terms more favorable than if such transaction were with a third Person; and

                7.1.3.7 Other than the Purchased Assets and the Designated Assets, there are no assets that are material to the operation of the Business, as operated by Seller immediately prior to the Effective Date.

        7.1.4   FINANCIAL RECORDS.

                7.1.4.1 FINANCIAL STATEMENTS. Set forth in Schedule 7.1.4 hereto are true, correct and complete copies of the Financial Statements. The Financial Statements have been prepared from and are in accordance with the books and records of Seller and completely and accurately reflect the receipts and disbursements of the Seller as at December 31, 1998.

                7.1.4.1 FINANCIAL RECORDS; UNDISCLOSED LIABILITIES. Seller has responded in good faith to questions posed by Purchaser about the financial condition and performance of the Business. There are no liabilities or obligations related to the Business, except (i) as reflected in the Financial Statements, (ii) as disclosed in Schedule 7.1.4 hereto, (iii) liabilities incurred in the ordinary course of operating the Business since December 31, 1998, consistent (in amount and kind) with past practice and
                (iv) Excluded Liabilities.

        7.1.5 INVENTORY. The Seller maintains no material raw material or finished goods Inventory. The Inventory has been properly stored and protected. None of the Inventory is on consignment to any other Person. The Purchaser agrees to purchase the Inventory strictly "as is" and in its present condition.

        7.1.6 SAMPLES. The Seller owns and has the right, title and interest necessary to sell, transfer and assign the Samples to the Purchaser with good and marketable title free and clear of all Liens and of any rights or privileges capable of becoming Liens, other than as set forth in the documents or instruments establishing Seller's right, title and interest in such Samples. Notwithstanding the foregoing, the Parties acknowledge that, other than as may expressly be provided for under the terms of this Agreement, the Samples are to be provided to Purchaser by Seller without any other warranties or conditions of any kind, either express or implied, including, without limitation, warranties of merchantability or of fitness for a particular purpose.

        7.1.7   ASSUMED CONTRACTS.

                7.1.7.1 Schedule 1.1.5 hereto sets forth all contracts, agreements and other commitments, oral or written, that are material to the operation of the Business, with brief descriptions of oral agreements. The Seller has not received any prepayment or been paid in advance pursuant to any of the Assumed Contracts; and

                7.1.7.2 The Assumed Contracts are valid and enforceable in accordance with their respective terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Seller and the parties to the Assumed Contracts are not in default under the terms of the Assumed Contracts, and, to the Knowledge of Seller, no condition or event has occurred which would constitute a default or breach under any Assumed Contracts, and all the Assumed Contracts are in full force and effect and the Seller is entitled to all benefits hereunder;

        7.1.8 NAME. The Seller has not entered into any agreement whereby it has conferred the right to the use of its name or any part thereof to any third Person. The Seller shall, within thirty (30) days of the Closing Date, change its name to a name which will, in the reasonable opinion of the Purchaser, in no manner resemble or be similar to "ChromaXome Corporation" and shall desist from the registration of its name wherever such registration has been effectuated, properly indicating that the Seller no longer carries on business under such name, in accordance with all Applicable Laws, effective at the time of the Closing;

        7.1.9   INTELLECTUAL PROPERTY.

                7.1.9.1 Schedule 1.1.31 hereto sets forth a complete list of all the Patents. Other than the Intellectual Property, no intellectual property is used or required by the Seller in the conduct of the Business as conducted by the Seller as of the Closing Date. Should any Intellectual Property fail to be transferred to the Purchaser at Closing, the Seller shall promptly and on demand convey all of its right, title and interest in and to any of same to the Purchaser without payment of any additional consideration but at the Purchaser's sole cost and expense. The Seller solely, validly and beneficially owns all right, title and interest in and to all of the Patents with the sole and exclusive right to use same, and owns or holds adequate licenses or other rights to use all of the Intellectual Property, without the payment to others of any royalties or other sums and without the obligation to grant rights to others in exchange, save as disclosed in Schedule 7.1.9, a true and complete copy of each arrangement requiring such payment or imposing such obligation being annexed to Schedule 1.1.5.
                Seller is listed in the records of the appropriate U.S. and foreign Government Agency as the sole and exclusive owner of the registered Patents listed in Schedule 1.1.31. To the Knowledge of Seller, the issued Patents included in the Patents are in good standing and duly registered in all jurisdictions where registered, as indicated in Schedule 1.1.31;

                7.1.9.2 Except as disclosed in Schedule 7.1.9, the Seller has not received any notice of adverse claims pending or threatened, or of any Liens affecting the Intellectual Property. Except as disclosed in Schedule 7.1.9, to the Knowledge of Seller, (i) Seller has not heretofore infringed and is not now infringing upon any patent, trade name, trademark, copyright, trade secret or license belonging to any other Person, (ii) the registrations for Intellectual Property are not subject to any challenge or revocation and Seller has not engaged in and it is not now engaged in any form of unfair competition and no Person has alleged any of same, and (iii) all Patents and rights of invention heretofore owned or held by any employee, director or officer of the Seller and relating to the Business in any manner have been duly and effectively transferred to the Seller and shall be transferred to the Purchaser as part of the Intellectual Property;

                7.1.9.3 Except as disclosed in Schedule 7.1.9, all registration and maintenance fees that have become due and payable in respect of any grant or registration of any Patents have been paid and no act has been done or omitted to be done by Seller, Parent or any Affiliate that is a subsidiary of Parent, or to the Knowledge of Seller, any holder of any rights with respect thereto, to impair or dedicate to the public or entitle any U.S. or foreign Governmental Authority or any other Person to cancel, forfeit, modify or consider abandoned any Intellectual Property, or to give any Person any rights with respect thereto (except to the extent research funded by government may give rise to certain government rights to intellectual property resulting from such research), and, to the Knowledge of Seller, (i) all of Seller's rights in the issued Patents are valid, enforceable and free of defects (except to the extent of minor defects correctable without impairment to the value of such Patents) and (ii) the Patents other than the issued Patents have been prepared and filed in compliance with the technical and legal requirements of the respective patent offices where filed (except to the extent of minor defects correctable without impairment to the value of such Patents), the subject matters of such other Patents are owned by the Seller, and that such filings are otherwise regular on their respective faces. Except as set forth in Schedule 7.1.9, (y) Seller has no Knowledge of any facts or claims that would cause any issued Patent to be invalid or unenforceable, in whole or in part, or any Patent application to be ultimately substantially rejected, and (z) Seller has no Knowledge of any fact that could cause any Person to assert a claim of invalidity or unenforceability against any issued Patent;

                7.1.9.4 To the Knowledge of Seller, Seller will own or have rights in and to the Intellectual Property on the Closing Date, free and clear of all Liens, except as set forth in Schedule 7.1.9;

        7.1.10  LITIGATION.

                7.1.10.1 Except as disclosed in Schedule 7.1.10 hereto, there is no claim, action, suit, dispute, investigation, arbitration or other proceeding of any kind (including appeals and applications for review) in progress, pending or, to the Knowledge of Seller, threatened against or affecting the Seller, the Business and/or the Purchased Assets, under any Applicable Law, domestic or foreign. The Seller has no Knowledge of any existing ground upon which any such claim, action, suit, dispute, investigation, arbitration or other proceeding might be commenced subsequent to the date hereof, except as disclosed in
                Schedule 7.1.10;

                7.1.10.2 There is no litigation pending or, to the Knowledge of Seller, threatened, which will affect its ability to perform its obligations under this Agreement;

                7.1.10.3 Except as disclosed in Schedule 7.1.10. hereto there is not presently outstanding against the Seller or affecting the Purchased Assets or the Business, any judgement, decree, injunction, writ, rule or order of any Governmental Authority, domestic or foreign, and the Seller is not a party to any action, suit or proceeding in which any claim or demand is asserted in its favor with respect to the Business or the Purchased Assets and no such claims or demands are presently contemplated. The Seller is not in default with respect to any such judgement, decree, injunction, writ, rule or order directed at it which default would have an adverse effect on the Business or the Purchased Assets;

                7.1.10.4 Since August 1, 1996, the Seller has not been obliged or required to suspend or terminate, under any Applicable Law, its operation of the Business or been subjected to a fine or penalty as a result of the operation of the Business;

                7.1.10.5 The Seller has not committed any act of bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement with its creditors, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed to any part of its assets, or otherwise taken advantage of any insolvency or bankruptcy legislation, has not had any encumbrance placed upon or Person take possession of any of its property and has not had any execution become enforceable or become levied upon any of its property; and

                7.1.10.6 Seller has complied in all material respects with all Governmental Rules applicable to it that relate primarily to the Purchased Assets. Seller has maintained all records required to be maintained by all Governmental Authorities and there are no presently existing circumstances Known to Seller which would result in violation of any Governmental Rules.

        7.1.11  ENVIRONMENTAL MATTERS.

                7.1.11.1 To the Knowledge of the Seller, the Seller has obtained or made all Consents required under applicable Environmental Laws in connection with the Business, the Premises, and the Purchased Assets, all such Consents are in full force and effect and there has been no change in the facts or circumstances reported or assumed in the applications for or the granting of such Consents;

                7.1.11.2 To the Knowledge of the Seller, the Seller the Business, the Premises and the Purchased Assets are in compliance in all respects with, and have complied in all respects with, all Environmental Laws, including without limitation record-keeping, reporting, disclosure, employee training and employee testing requirements imposed by Environmental Laws, and neither Seller nor Parent has received any notice of any pending or threatened claim, action, suit, dispute, proceeding, hearing, investigation, charge, complaint, notice of violation, notice of potential liability or demand against or affecting the Business, the Premises, the Purchased Assets or Seller arising under Environmental Laws;

                7.1.11.3 To the Knowledge of the Seller, none of the Seller, the Premises or the Business is subject to the requirements of the TOXIC SUBSTANCES CONTROL ACT, 15 U.S.C. 2601 ET SEQ., as amended, including, without limitation the regulations promulgated thereunder at 40 C.F.R. PARTS 700, 720, 721, 723, AND 725, as amended;

                7.1.11.4 To the Knowledge of the Seller, none of the Seller, the Premises, the Business or the Purchased Assets are or have been subject to any order, judgment, decree, settlement, or agreement relating to Environmental Laws and, Seller has not been identified as a potentially responsible party or its equivalent under any Environmental Law;

                7.1.11.5 To the Knowledge of the Seller, none of the Seller or any of its employees or, any other Person has, in connection with the Business, the Purchased Assets, or the Premises, (i) generated, transported, released, treated, stored, or otherwise managed or used any Hazardous Material at any location, (ii) arranged for the treatment, storage, or disposal of any Hazardous Material at any location, (iii) exposed any employee or other individual to any Hazardous Material at any location or
                (iv) owned, operated or otherwise used the Business, the Premises or the Purchased Assets, except, in each case, in compliance with Environmental Laws and in a manner that could not reasonably be expected to give rise to any Loss of or to Seller or Purchaser arising under any Environmental Laws;

                7.1.11.6 To the Knowledge of the Seller, the transactions contemplated by this Agreement do not impose any obligations under any Environmental Laws for site investigation or clean-up or notification to any Person;

                7.1.11.7 To the Knowledge of the Seller, no facts, events or conditions relating to the past or present assets, property, operations or facilities (including leasehold interests) of Seller, or of any Affiliate or predecessor of Seller, would prevent material compliance by Purchaser with, or give rise to any Loss of Seller pursuant to, any Environmental Law; and

                7.1.11.8 Seller and Parent have delivered to Purchaser copies of all environmental reports, surveys or assessments relating to any current or former assets or properties (including leasehold interests) of Seller which are in the custody or control of either of them.

        7.1.12 THIRD PERSON CONSENT. Except as disclosed in Schedule 7.1.12 hereto, the Consent of any third Person is not necessary to authorize the execution of this Agreement or any of the Collateral Agreements to which the Seller is a Party or the transfer of any of the Purchased Assets, other than as provided for in the Assumed Contracts;

        7.1.13 AFFILIATE. Except as described in Schedule 7.1.13 hereto, neither the Seller, the Parent nor any Affiliate that is a subsidiary of the Parent, directly or indirectly carries on a business similar to the Business;

        7.1.14 INSURANCE. Schedule 7.1.14 hereto contains a complete list of all insurance policies maintained by the Seller on the Purchased Assets, specifying the name of the insurer, policy number, type of insurance and amount of coverage. All of the tangible Purchased Assets are adequately insured against loss or damage and other hazards or risks of a character usually insured against by companies in the same or similar business as the Business. Since August 1, 1996, (i) the Seller has not been in default of any of the provisions of the above-mentioned insurance policies, (ii) has not failed to give any notice or present any claim under any such insurance policies in a timely fashion, and (iii) there have been no claims or any other claims for damages against the Seller pertaining to the Purchased Assets under such insurance policies. The Parties acknowledge and agree that the Seller has no Knowledge as to whether, at all times prior to August 1, 1996, there have been any such claims for damages, failures to give notice of claims or defaults in respect of any insurance policies pertaining to the tangible Purchased Assets;

        7.1.15  EMPLOYMENT MATTERS.

                7.1.15.1   Except for the employment agreements set forth in
                Schedule 1.1.16 hereto, there are no written contracts of employment entered into with any employees of the Seller employed in connection with the Business and all such written contracts of employment or oral contracts of employment entered into with employees of the Seller employed in connection with the Business are terminable on the giving of reasonable notice in accordance with Applicable Law and such listed contracts;

                7.1.15.2 There are no labor strikes or, to the Knowledge of Seller, other labor disputes pending or threatened against or affecting the Seller and there have not been any strikes or lockouts since the commencement of operation of the Business by the Seller;

                7.1.15.3 There is no collective bargaining agreement which is binding upon the Seller and the Seller has not made any agreement with any labor union or employee association nor made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement.
                No union or association which might qualify as a union is presently certified to represent the employees of the Seller employed in connection with the Business and the Seller is not aware of any current attempt to organize or establish any labor union or employee association with respect to the Business or any part thereof nor, to the Knowledge of Seller, have there been any such attempts since August 1, 1996;

                7.1.15.4 The Seller has no unfunded pension or sickness disability fund;

                7.1.15.5 Schedule 1.1.16 hereto contains a complete list of all the employees of the Seller employed in connection with the Business, showing their functions, annual salaries and other remuneration and benefits as well as their respective lengths of service with the Seller and all predecessor companies. Except as set forth in Schedule 1.1.16, the Seller has not made any commitment to increase any employee remuneration or benefits, nor made any commitment to adopt any other employee benefit plan relating to its employees. There have been no increases in compensation or bonuses or similar payments committed to be made to any director, officer, employee or agent of the Seller, except as disclosed in Schedule 1.1.16;

                7.1.15.6 The Seller, as of the time of the Closing, will have paid or made due provision for the payment of all salaries, commissions and other forms of compensation, fringe benefits, vacation pay and severance pay due as at such date, and any amounts payable as at such date under all employee pension, retirement, profit sharing, bonus or other employee benefit plans, programs, or arrangements to which it is a party;

                7.1.15.7 The Seller, to its Knowledge, is not engaged in any unfair labor practice nor, to the Knowledge of Seller, is the Seller in violation of any Applicable Law respecting employment and employment practices, terms and conditions of employment, hours and wages, occupational health and safety or human rights, nor has the Seller received notice of any alleged or actual violation of any such Applicable Law;

                7.1.15.8 All required employer contributions under the Plans to the date hereof have been made.

        7.1.16 LEASES. The Seller is not in material default in the observance and performance of any of its covenants or obligations under any of the Leases. Subject to the Services Agreement, the Leases shall be paid in full by Seller immediately prior to Closing.

        7.1.17 REAL PROPERTY. The Seller owns or leases no real property. The Premises constitute all real property (including all land and buildings) that is leased by the Parent and presently occupied by the Seller as lessee or sublessee.

        7.1.18  TAXES.

                7.1.18.1 Each member of the Group (including, without limitation, Seller) has duly and timely filed, or had Parent file on its behalf (and with respect to Tax Returns due after the date hereof and prior to the Closing Date will duly and timely file or have Parent file on its behalf), with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to each member of the Group. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, correct and complete in all material respects as of the time of filing. Parent, with respect to the consolidated federal income Tax Returns, and each member of the Group, with respect to any other Tax Return, has paid (and, until the Closing Date, will pay) in full on a timely basis all Taxes due with respect to such Tax Returns;

                7.1.18.2 All monies that each member of the Group was required by Applicable Laws to withhold from employee wages have been withheld (and, until the Closing Date, will be withheld) and either timely paid to the proper Governmental Authority or set aside in accounts for such purposes and accrued on the books of the Group or member, as the case may be;

                7.1.18.3 None of the Tax Returns of any member of the Group has been or is currently being examined by the IRS or relevant state, local or foreign Taxing authorities. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to periods (or portions thereof) that have not been audited by the IRS or other Taxing authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has any member of the Group received a revenue agent's or similar report asserting a Tax deficiency. There are, to the best Knowledge of the Seller, no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of any member of the Group and there is no basis for any such claim;

                7.1.18.4 There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes;

                7.1.18.5 The Seller is not a party to any agreement relating to allocating or sharing the payment of, or liability for, Taxes with respect to any Taxable Period; and

                7.1.18.6 None of the Purchased Assets is (i) "tax exempt use property" within the meaning of Section 168(h) of the Code, or
                (ii) a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

7.2 MATERIAL TRUTH. No representation or warranty by the Seller contained in this Agreement and no statement contained in any document, certificate or other instrument or exhibit furnished or to be furnished to the Purchaser pursuant hereto (including without limitation the Schedules hereto) or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

7.3 FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, the Seller shall use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement by the Closing Date.

7.4 DISCLOSURES AND EXCEPTIONS. Any matter specifically disclosed or exception taken in this Agreement or in any Schedule hereto shall be deemed to have been disclosed or taken for all purposes under this Agreement; it being understood that the failure to disclose multiple times or take exception multiple times hereunder or on the Schedules hereto shall not constitute a breach of this Agreement.

SECTION VIII - PURCHASER'S REPRESENTATIONS AND WARRANTIES


8.1 REPRESENTATIONS AND WARRANTIES. The Purchaser hereby represents and warrants to the Seller as follows and acknowledges that the Seller is relying upon said representations and warranties in connection with the sale of the Purchased Assets and further acknowledges that the Seller would not have entered into this Agreement without same. The Purchaser hereby represents and warrants that the following representations and warranties are true and accurate as of the Effective Date:

        8.1.1 CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

        8.1.2   CORPORATE POWER.

                8.1.2.1 The Purchaser has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted;

                8.1.2.2 The Purchaser has all necessary corporate power and authority to enter into this Agreement and each of the Collateral Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. A duly authorized representative of the Purchaser has executed this Agreement and the Collateral Agreements to which the Purchaser is a party on behalf of the Purchaser. The execution, delivery and performance of this Agreement and the Collateral Agreements to which the Purchaser is party shall not violate any provision of the articles of incorporation or by-laws of the Purchaser. All corporate or other organizational proceedings on the part of Purchaser necessary to authorize this Agreement and the transactions contemplated hereby have been taken;

                8.1.2.3 This Agreement and each of the Collateral Agreements to which the Purchaser is a party constitute valid and binding obligations on the Purchaser enforceable against it in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and
                (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

                8.1.2.4 The execution and delivery of this Agreement and each of the Collateral Agreements to which the Purchaser is a party do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (i) violate any Governmental Rule applicable to Purchaser, (ii) conflict with any material contract to which the Purchaser is a party, or (iii) to the Knowledge of Purchaser require any approval, authorization, Consent, license, exemption, filing or registration with any court, arbitrator or Governmental Authority, except for such approvals, authorizations, Consents, actions or filings which have been obtained or made.

        8.1.3 NO LITIGATION. There is no litigation pending or, to the Knowledge of Purchaser, threatened that will affect its ability to perform its obligations under this Agreement or the Collateral Agreements to which it is a party;

        8.1.4 VALID OBLIGATION. This Agreement constitutes a valid and binding obligation, enforceable against the Purchaser in accordance with the terms hereof, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

        8.1.5 SELLER BREACH. To the Knowledge of Purchaser, Seller is not in breach of this Agreement.

        8.1.6 ASSUMPTION OF OBLIGATIONS. The Purchaser shall fulfil the Seller's obligations under the Assumed Liabilities and shall indemnify and save and hold the Seller harmless from and against all liabilities and obligations of whatsoever nature as a result of Purchaser's failure to do so; and

        8.1.7 FURTHER ACTIONS. Subject to the terms and conditions of this Agreement, the Purchaser shall use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement by the Closing Date.

        8.1.8 NO DERIVATIVE BREACH. The Purchaser shall not be deemed to be in breach under this Agreement or any Collateral Agreement to which it is a party in respect of any breach relating to the Purchased Assets or the Business (i) that began as a breach by the Seller hereunder at or prior to Closing and was continued by the Purchaser after Closing or (ii) resulting from Purchaser's operation of the Business at the Premises in a manner consistent with the Seller's operation of the Business prior to the Closing.

SECTION IX - CONDITIONS PRECEDENT TO CLOSING

9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

        9.1.1 NO INJUNCTION. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined, or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgement of any court or other Governmental Authority. No court or other Governmental Authority shall have determined any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Collateral Agreements, and no proceedings with respect to the application of any such Applicable Law to such effect shall be pending.

        9.1.2 CORPORATE RESOLUTIONS. All Parties shall have delivered to the other Parties a resolution of their respective board of directors certified by their respective secretary authorizing the execution and delivery of this Agreement, and such of the Parent Guaranty, the Vector Guaranty, the Notes and the documents and instruments contemplated hereby, as well as the completion of the transactions contemplated hereby in each case, to which the relevant Party is a party, stating that all corporate actions necessary to authorize such execution, delivery and completion have been duly taken and completed; and

        9.1.3 COLLATERAL AGREEMENTS. The Share Purchase Agreement, the Parent Guaranty, the Vector Guaranty, the Notes, the Sublease Agreement, the Services Agreement, the License Agreement and the Security Agreement shall have been executed and delivered by all of the respective parties thereto.

9.2 CONDITIONS TO OBLIGATIONS OF PURCHASER. Notwithstanding any provision contained herein, the obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction of or compliance with, at or prior to Closing, each of the conditions set forth below, all of which are agreed to be material, are included for the exclusive benefit of the Purchaser and may be waived in full or in part by Purchaser at any time:

        9.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller contained in this Agreement and in any statement, deed, certificate, Schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to have been made and shall be true and accurate in all material respects on and as of the Closing Date;

        9.2.2 COMPLIANCE BY SELLER. The Seller shall have performed and complied with all agreements, conditions and covenants required by this Agreement to have been performed or complied with by Seller before Closing;

        9.2.3 FINANCING. The Purchaser shall have been able, prior to the Closing Date, to complete the necessary financing arrangements in order to obtain sufficient funds to pay the Closing Cash Payment, on terms and conditions satisfactory to Purchaser;

        9.2.4 THIRD PERSON CONSENTS. The Seller shall have delivered to the Purchaser the Consent of all third Persons required in order for the Seller to execute this Agreement and the Collateral Agreements to which it is a party;

        9.2.5 DELIVERY OF PURCHASED ASSETS. At the Closing, Seller shall have delivered to Purchaser such deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer (including, without limitation, recordable assignments of any Patents in recordable form), in form and substance reasonably satisfactory to Purchaser and its counsel. Simultaneously with such delivery, Seller shall take or cause to be taken all such other steps as are reasonably required hereunder to put Purchaser in actual possession and operating control of the Purchased Assets;

        9.2.6 CERTIFICATE. There shall have been delivered to the Purchaser a certificate signed by an officer of Seller, confirming and attesting to the matters set forth in Sub-Sections 9.2.1 and 9.2.2, and such other certificates and documents as are required in accordance with the terms of this Agreement;

        9.2.7 LEGAL OPINION. Seller shall deliver an opinion from the law firm of Pillsbury, Madison & Sutro, LLP, addressed to the Purchaser, dated as of the Closing satisfactory in form and substance to the Purchaser and which shall include the opinions set forth in the document attached hereto as Schedule 9.2.7;

        9.2.8 ALL SCHEDULES. All Schedules to this Agreement shall have been received by the Purchaser and shall be in form and substance satisfactory to the Purchaser, acting reasonably;

        9.2.9   NO MATERIALLY ADVERSE EFFECTS.

                9.2.9.1 Since December 31, 1998, there has not been and until the Closing there shall not be (i) any damage or destruction of or loss to any of the Purchased Assets, whether or not covered by insurance, that has had a material and adverse effect on or, to the Knowledge of Seller, may be reasonably anticipated to materially and adversely affect the future prospects of the Business or (ii) any labor trouble or other event, development or condition of any character, including, without limitation, any change in Applicable Law, whether or not covered by insurance, that has had a material and adverse effect on the Business;

                9.2.9.2 No claim, action, suit, investigation or other proceeding shall be pending or threatened by any third Person (including any Governmental Authority) before any court or administrative agency challenging or otherwise relating to the transactions provided for herein or which may affect Purchaser, or the Purchased Assets in a manner which is materially adverse;

        9.2.10 ABSENCE OF CHANGES. Since December 31, 1998, the Seller has not, and until the Closing the Seller will not have, in relation to the Business (i) written off and/or disposed of any of the Inventory other than in the ordinary course of its business, (ii) sold, assigned or transferred any of the Purchased Assets except, in the ordinary course of operating the Business, (iii) sold, assigned, leased or otherwise disposed of any of its assets or properties, except in the ordinary course of operating the Business, (iv) granted any Lien on any of the Purchased Assets, or (v) made any change in its accounting principles, practices or methods as heretofore applied.

        9.2.10 TAX AFFIDAVITS. Seller shall have delivered to Purchaser an affidavit ("FIRPTA Affidavit"), in form and substance satisfactory to Purchaser, duly executed and acknowledged, certifying that Seller is a "domestic corporation" within the meaning of Sections 7701(a)(3) and (4) of the Code and Section 1.897-1(j) of the applicable Treasury Regulations.

9.3 CONDITIONS TO OBLIGATIONS OF SELLER. Notwithstanding any provision contained herein, the obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction of or compliance with, at or prior to Closing, each of the conditions set forth below, all of which are agreed to be material, are included for the exclusive benefit of Seller and may be waived in full or in part by Seller at any time:

        9.3.1 NOTES. The Notes shall be issued only upon the fulfillment of the following conditions: (i) that the Purchaser be a body politic and corporate, duly incorporated according to the laws of a State of the United States of America, (ii) that the Notes be fully guaranteed by Vector, and (iii) that the Purchaser undertake to retain the Purchased Assets in its control until such time as the Notes have been fully paid by or on behalf of the Purchaser;

        9.3.2 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser contained in this Agreement and in any statement, deed, certificate, Schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to have been made and shall be true and accurate in all material respects on and as of the Closing Date;

        9.3.3 COMPLIANCE BY PURCHASER. The Purchaser shall have performed and complied with all agreements, conditions and covenants required by this Agreement to have been performed or complied with by Closing;

        9.3.4 CERTIFICATE. There shall have been delivered to the Seller a certificate signed by an officer of Purchaser, confirming and attesting to the matters set forth in Sub-Sections 9.3.1 and 9.3.2, and such other certificates and documents as are required in accordance with the terms of this Agreement;

        9.3.5 EMPLOYMENT. Subject to Section XIII, the Purchaser shall make offers of employment to all of Seller's employees listed in Schedule
        1.1.16 hereto, upon terms and conditions no less favorable, in the aggregate, to such conditions as they enjoy with Seller under the employment agreements listed in Schedule 1.1.16;

        9.3.6 PURCHASER FINANCING. The Purchaser shall have been able, prior to the Closing Date, to complete the necessary financing arrangements in order to obtain sufficient funds to pay the Closing Cash Payment.

        9.3.7 LEGAL OPINION. Seller shall deliver an opinion from the law firm of Dewey, Ballantine, LLP, addressed to the Purchaser, dated as of the Closing satisfactory in form and substance to the Purchaser and which shall include the opinions set forth in the document attached hereto as
        Schedule 9.3.7;

        9.3.8 PURCHASE PRICE. The Purchaser shall have paid the Closing Cash Payment upon delivery of the Purchased Assets;

        9.3.9 SECURITY AGREEMENT. The Purchaser shall have executed and delivered the Security Agreement and Financial Statements (UCC-1's) in form reasonably satisfactory to Seller and Seller's counsel; and

        9.3.10 VECTOR GUARANTY. Vector shall have executed and delivered the Vector Guaranty.

9.4 OPTION. In the event that any of the foregoing conditions precedent to Closing shall not have been fulfilled and/or performed at or prior to Closing Date, the Party in whose favor such condition was granted may terminate this Agreement on or prior to the Closing Date by notice in writing to the other Party, in which event, none of the Parties to this Agreement shall be under any obligation to any other Party, provided, however, that the Party in whose favor such condition exists shall be entitled to waive in writing, compliance with any of such conditions in whole or in part without prejudice to any of its rights of termination in the event of non-compliance with any other of the foregoing conditions precedent. Notwithstanding the foregoing, if the Closing does not take place as a result of Seller's failure to comply with the condition provided in Sub-Paragraph 9.2.9.2 because of a pending or threatened action from a third Person claiming prior rights to the Purchased Assets, the Purchaser shall be entitled to exercise such rights and recourses in respect of such failures as are available to it under Applicable Law.

SECTION X - SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1 SURVIVAL. Purchaser's right to seek indemnification under this Agreement shall survive for one (1) year following the Closing, PROVIDED, HOWEVER, that (i) the indemnity period shall not expire, but shall survive forever, for claims with respect to the representations, warranties, covenants, and agreements regarding the Excluded Liabilities, (ii) the indemnity period for claims with respect to representations and warranties relating to Intellectual Property shall survive for two (2) years following Closing, and (iii) the indemnity period for claims with respect to a breach of any covenant of Seller hereunder shall survive until ninety (90) days following the expiration of such covenant. Seller's right to seek indemnification under this Agreement shall survive for one (1) year following the Closing, PROVIDED, HOWEVER, that the indemnity period for such claims with respect to a breach of any covenant of Purchaser hereunder shall survive for ninety (90) days following the expiration of such covenant. The indemnity period hereunder shall not expire, but shall survive forever for the benefit of all Parties with respect to the representations and warranties regarding enforceability of this Agreement. The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by Seller or Purchaser (as applicable) of a written notice of claim delivered by the indemnified Party for the amount of the claim (if Known by Seller or Purchaser, as applicable) and a general description of the facts underlying the claim.

10.2 INDEMNIFICATION BY SELLER. Subject to Sub-Sections 10.1 and 10.6, Seller agrees to fully indemnify, defend and hold harmless Purchaser and Purchaser's Affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents from and against any and all actions, causes of actions, filings, settlements, judgments, investigations, proceedings, arbitrations, mediations, suits or other proceedings, losses, liabilities, claims, demands, obligations, damages, penalties, fines, costs and expenses (including reasonable attorneys', experts' and consultants' fees and expenses and investigation and litigation costs incurred in relation to the indemnified matter or in enforcing such indemnity) whether civil or criminal or based on negligence, trespass, intentional tort, strict liability, contribution, indemnification, common or decisional or otherwise (collectively, "LOSSES") arising out of or by reason of:

        (a) any facts, circumstances or events constituting an inaccuracy or a misrepresentation or breach of any representation or warranty made by Seller in this Agreement or in any document delivered by Seller to Purchaser pursuant to the terms of this Agreement in connection with the Closing of the transactions contemplated by this Agreement, regardless of whether the inaccuracy, misrepresentation or breach was deliberate, reckless, negligent, innocent or unintentional, except with respect to which Seller can demonstrate was Known to Purchaser at the time of delivery at Closing (and Purchaser hereby agrees not to institute any action or make any claim with respect to such Known matters). Nothing in this Paragraph 10.2(a) shall relieve Seller of its indemnification obligations with respect to the items mentioned in Paragraphs 10.2(b),
        (c) and/or (d);

        (b) any facts, circumstances or events constituting a material breach or non-performance of any covenant (the indemnity obligation set forth in Paragraph 10.2(c) below to be deemed to be a covenant of Seller without expiration) or agreement made to be performed by Seller in this Agreement or in any document delivered by Seller to Purchaser pursuant to the terms of this Agreement in connection with the Closing of the transactions contemplated by this Agreement, regardless of whether the breach or non-performance was deliberate, reckless, negligent, innocent or unintentional;

        (c)     the Excluded Liabilities; and

        (d) any fees and expenses payable by Seller pursuant to any provisions of this Agreement.

10.3 INDEMNIFICATION BY PURCHASER. Subject to Sub-Sections 10.1 and 10.6, Purchaser agrees to indemnify, defend and hold harmless Seller and Seller's Affiliates, and their respective directors, officers, employees, shareholders, representatives, and agents from and against any and all Losses arising out of or by reason of:

        (a) any facts, circumstances or events constituting an inaccuracy, misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement or any document delivered by Purchaser to Seller pursuant to the terms of this Agreement in connection with the Closing of the transactions contemplated by this Agreement, regardless of whether the inaccuracy, misinterpretation or breach was deliberate, reckless, negligent, innocent or unintentional, except with respect to which Purchaser can demonstrate was Known to Seller at the time of delivery at Closing (and Seller hereby agrees not to institute any action or make any claim with respect to such Known matters). Nothing in this Paragraph 10.3(a) shall relieve Purchaser of its indemnification obligations with respect to the items mentioned in Paragraphs 10.3(b),
        (c) and/or (d);

        (b) any facts, circumstances or events constituting a material breach or non-performance of any covenant (the indemnity obligation set forth in Paragraph 10.3(c) below to be deemed to be a covenant of Purchaser without expiration) or agreement made to be performed by Purchaser in this Agreement or in any document delivered by Purchaser to Seller pursuant to the terms of this Agreement in connection with the Closing of the transactions contemplated by this Agreement, regardless of whether the breach or non-performance was deliberate, reckless, negligent, innocent or unintentional;

        (c) the ownership or operation of the Business or the Purchased Assets from and after the Closing; and

        (d) any fees and expenses payable by Purchaser pursuant to any provisions of this Agreement.

10.4 NOTICE OF CLAIMS. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement (including a claim or suit by a third Person) the indemnified Person shall promptly give notice to the indemnifying Party of such a claim. The failure of the indemnified Person to give notice shall not relieve the indemnifying Party of its obligations except to the extent to the extent that the indemnifying Party shall have been prejudiced thereby.

10.5 THIRD PERSON CLAIMS. In the case of any third Person claim, suit, action or proceeding, the indemnifying Party may, at its own expense (provided Purchaser shall not have determined, in Purchaser's reasonable business judgement based upon the written advice of legal counsel, to retain control over the claim, suit, action or proceeding, as described below), (i) participate in the defense of any claim, suit, action or proceeding and (ii) upon notice to the indemnified Person, and the indemnifying Party's delivering to the indemnified Person a written agreement that the indemnified Person is entitled to indemnification pursuant to Sub-Section 10.2 or 10.3 for all Losses arising out of such claim, suit, action or proceeding and that the indemnifying Party shall be liable for any Loss, may at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that
(a) the indemnifying Party's counsel is reasonably satisfactory to the indemnified Person, and (b) the indemnifying Party shall thereafter consult with the indemnified Person upon the indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Party assumes such defense, the indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party.

10.6 LIMITATIONS. Neither Party shall have any liability hereunder until the aggregate Losses arising out of or by reason of any one (1) or more claims for which indemnification is sought equals or exceeds twenty five thousand Dollars ($25,000), at which point the indemnified Party shall be entitled to seek recovery of the entire amount of such Losses. Notwithstanding the foregoing, this Sub-Section 10.6 shall not apply to any intentional breach of either Party's representations, warranties, covenants or obligations hereunder, and the breaching Party shall be liable for all Losses with respect to such breaches.

10.7 NO CONSEQUENTIAL DAMAGES; LIMITATIONS. IN NO EVENT WILL THE SELLER OR THE PURCHASER BE LIABLE HEREUNDER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE INTELLECTUAL PROPERTY, THAT ANY PATENT WITHIN THE INTELLECTUAL PROPERTY WHICH ISSUES HEREAFTER WILL BE VALID, OR THAT THE USE OF ANY INTELLECTUAL PROPERTY WILL NOT INFRINGE THE PATENT RIGHTS OF ANY PERSON (OTHER THAN AN AFFILIATE OF SELLER) ARISING AFTER THE CLOSING DATE. THE FOREGOING LIMITATIONS SHALL NOT BE READ IN CONTRAVENTION OF THE SELLER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN PARAGRAPH 7.1.9 WITH REGARD TO INTELLECTUAL PROPERTY MATTERS AT THE TIME OF EXECUTION AND DELIVERY OF THIS AGREEMENT AND AT THE TIME OF CLOSING.

SECTION XI - CONDUCT OF THE BUSINESS DURING THE INTERIM PERIOD

11.1 INTERIM PERIOD. During the Interim Period, the Seller covenants and warrants that:

        11.1.1 REPRESENTATIONS AND WARRANTIES. It shall not take any action that would prevent it from affirming, on the Closing Date, that the representations and warranties contained in this Agreement are true and correct at and as of the Closing Date. It shall not purchase or agree to purchase, lease or agree to lease, acquire or agree to acquire any additional assets or properties even in the ordinary course of operating the Business (in excess of ten thousand Dollars ($10,000.00) in any one case and fifty thousand Dollars ($50,000.00) in the aggregate) except for purchases of materials and supplies for use in the ordinary and usual course of operating the Business and in accordance with Sub-Section 11.2 hereof, nor shall the Seller incur any obligation or liability, absolute or contingent, in connection with the Business, except in the usual and ordinary course of operating the Business and in accordance with Sub-Section 11.2 hereof. It shall promptly notify the Purchaser in writing of the existence or happening of any fact, event or occurrence of which it has Knowledge which may alter the accuracy or completeness of any representation or warranty contained in this Agreement;

        11.1.2 CONDUCT OF BUSINESS. It shall carry on the Business only in the usual and ordinary course, shall not, by any act or omission alter or affect the character and operations of the Business and shall not undertake any different business in the operation of the Business. The Seller shall use its reasonable efforts to preserve intact the Business organization and Goodwill and maintain its relationships with researchers, universities, (biological) material suppliers, Government Authorities and others having business relations with it and retain in its employ, subject to Section XIII hereinbelow, all of its present employees and not engage any new employees, other than to fill vacancies, without the Purchaser's prior written Consent. In relation to the Business, Seller shall not change (or permit to be changed) any accounting or Tax method, procedure or practice or its financial structure or make (or permit to be made) any Tax election or settle or compromise any liability for Taxes;

        11.1.3 INSURANCE. Seller shall maintain in full force and effect all existing public liability insurance and insurance covering the tangible Purchased Assets (and shall use its best efforts to have the Purchaser named as an additional insured party on all such policies as and from the Effective Date, until the earlier of such time as the Purchaser has vacated the Premises in accordance with the provisions of the Services Agreement and August 31, 1999;

        11.1.4 PURCHASED ASSETS. Seller shall maintain the Purchased Assets in the same working order, condition and repair as on the Effective Date and shall maintain same as it has done in the past in the ordinary course of operating the Business;

        11.1.5 ASSUMED CONTRACTS. Seller shall perform its obligations under the Assumed Contracts and it shall not amend or Consent to the amendment of any Assumed Contract without the prior written Consent of the Purchaser; nor shall it, in connection with the Business, enter into or agree to enter into, any contract, agreement, obligation or commitment of the type required to be disclosed hereunder without the prior written Consent of the Purchaser;

        11.1.6 LIEN. Seller shall not grant a Lien or alienate any of the Purchased Assets except in the ordinary course of operating the Business and in accordance with Sub-Section 11.3 hereof;

        11.1.7 OFFICERS, DIRECTORS, SHAREHOLDERS AND EMPLOYEES. Except as set forth in Schedule 11.1.7, no change will be made or promised in the compensation or rate of compensation, commissions or bonuses payable by the Seller to officers, directors, shareholders or employees of the Business, and no bonus, profit-sharing or other extraordinary compensation of any kind will be paid by the Seller to officers, directors, shareholders or employees of the Business; nor will any officer, director, shareholder or employee benefit plan, arrangement or commitment to officers, directors, shareholders or employees be adopted or entered into or be amended in any respect, nor will the Seller solicit any of the employees of the Business who have chosen to accept employment by the Purchaser to remain in the employ of the Seller subsequent to the Closing Date;

        11.1.8 NO LICENSE. Seller shall not grant any license on any of its Intellectual Property, and shall not enter into any new license agreement or otherwise grant its Consent for such license;

        11.1.9 NO WAIVER. Seller shall not waive any right of substantial value in connection with the conduct of the Business or the Purchased Assets;

        11.1.10 ACCESS TO PURCHASER. Subject to Section 11.2, Seller shall give to the Purchaser, its agents and representatives, including, without limitation, technical and other advisory personnel, full and free access during reasonable business hours to the Purchased Assets and furnish the Purchaser with all relevant information concerning the Business, the Purchased Assets and the Premises, including, without limitation, all workpapers, schedules, returns and other documentation pertaining to Taxes relating to the Business, as well as copies of all such documents as the Purchaser may reasonably request. The Seller shall permit the Purchaser or its representatives to make whatever inspections and non-destructive tests it or its experts may deem advisable relating to the Purchased Assets. All such information revealed to the Purchaser shall be treated as confidential to the extent such information has not been made public, is not required by Applicable Law to be disclosed, or would not be disclosed in the ordinary course of business;

        11.1.11 THIRD PERSONS. Seller shall use its reasonable efforts to obtain any Consents or agreements of third Persons necessary for the fulfillment by the Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby;

        11.1.12 APPLICABLE LAWS. Seller shall comply in all material respects with all Applicable Laws affecting the Business or the Purchased Assets; and

        11.1.13 CONDITIONS PRECEDENT. Seller shall use its reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the favor of the Purchaser set forth in Section IX hereof.

11.2 MANAGEMENT. During the Interim Period, the Seller shall allow at least one (1), but no more than three (3), representatives of the Purchaser to remain on the Premises from where the Business is operated during normal Business hours in order to discuss various matters with the management of the Business, to observe how the Business is operated and to ensure compliance with the provisions of this Section XI, provided, however, that the normal activities of the Business are not materially disrupted. In the event that the Closing does not take place for any reason, the Purchaser agrees that all information obtained by it from the Seller will be kept confidential. The foregoing sentence shall not be construed in derogation of that certain amended and restated mutual nondisclosure agreement between Vector and Parent, dated
August 19, 1998.

CONFIDENTIAL                                   CONFIDENTIAL TREATMENT REQUESTED


11.3 EMPLOYEE SALARIES. During the Interim Period the salaries and benefits of the employees of the Business shall be paid by the Seller in the ordinary course of operating the Business.

11.4 TAX MATTERS. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes, any penalties, interest and additions to Tax, and court, registration and filing fees incurred in connection with this Agreement shall be the responsibility of and be timely paid by the Seller and the Seller hereby covenants and warrants that any and all such Taxes shall be timely paid; provided, however, that the Seller and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

SECTION XII - GUARANTEE BY PARENT

12.1 COGNIZANCE AND INTEREST. The Parent hereby declares having taken cognizance of all of the provisions contained in this Agreement, with which it declares itself to be entirely satisfied and familiar, and hereby declares having an interest in guaranteeing the covenants of the Seller hereunder and confirming the truthfulness of the representations and warranties made by the Seller hereunder.

12.2 REPRESENTATION AND WARRANTIES. The Parent jointly and severally with the Seller hereby confirms the truthfulness of the representations and warranties of the Seller and jointly and severally guarantees and covenants that the Seller shall duly and punctually perform all of its obligations hereunder and furthermore hereby jointly and severally covenants and agrees that it will fulfil or cause to be fulfilled all of the said obligations and covenants of the Seller under this Agreement, the whole in accordance with the terms and provisions of the Parent Guaranty.

12.3 JOINT AND SEVERAL LIABILITY. The liability of the Parent hereunder shall be joint and several with that of the Seller and shall be absolute and unconditional. The undersigned shall, for all purposes of the Parent guaranty, be regarded as in the same position as the Seller and the undersigned hereby expressly and irrevocably waives presentment, demand, protest and any notice, as well as any requirement that at any time any action may be taken by any Person against Purchaser or any other Person.

SECTION XIII - EMPLOYEES OF THE BUSINESS

13.1 EMPLOYEES. Subject to Sub-Section 7.1.15 hereof, at Closing, the Purchaser shall offer employment to the employees listed on Schedule 1.1.16, on terms and conditions substantially similar (other than with respect to stay bonuses and similar benefits) to those relating to their employment with the Seller immediately prior to Closing. The Purchaser further agrees that any listed full time employee terminated other than for cause within the six (6) month period immediately following Closing shall be entitled to receive [CONFIDENTIAL TREATMENT REQUESTED]

CONFIDENTIAL                                   CONFIDENTIAL TREATMENT REQUESTED

[CONFIDENTIAL TREATMENT REQUESTED] For greater certainty, the entitlement referred to in the preceding sentence shall not apply to any part time employees and shall cease to apply for full time employees at the end of the sixth (6th) month following Closing. The Purchaser agrees to commence accruing each listed full time employee's vacation time from January 1, 1999.

13.2 NO RETENTION OBLIGATIONS. Notwithstanding anything to the contrary herein contained, the Purchaser shall have no obligation following the Closing to retain any employee for any designated period of time and shall be free to terminate its employees in its sole discretion, subject to Applicable Law.

SECTION XIV - RESTRICTIVE COVENANTS


14.1    COMPETITION.

        14.1.1 The Seller and the Parent hereby each acknowledge that (i) this Agreement includes certain consideration in respect of the Goodwill associated with the operation of the Business by the Seller; (ii) the covenants of the Seller and the Parent contained in this Section XIV are a material inducement to the Purchaser to enter into this Agreement;
        (iii) the Purchaser and each of its Affiliates (each an "Entity" and collectively the "Purchaser Entities") has expended and will expend considerable time, effort and capital to further develop the Business; and (iv) the Purchaser and each of the Purchaser Entities has a legitimate business interest in protecting its investment in the Business and may suffer irreparable damages if the Seller or the Parent were to breach the covenants set forth in this Section XIV.
        Accordingly, each of the Seller and the Parent agrees that the covenants set forth in this Section XIV (x) are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by each of them; (y) are cumulative to all other covenants of the Seller in favor of the Purchaser and the other Purchaser Entities contained in this Agreement and shall survive the termination of this Agreement for the purposes intended; and (z) do not impose an undue hardship upon either of the Seller or the Parent, do not unreasonably restrict either of the Seller or the Parent with respect to or from the performance of services of, relating to or connected with the Business, the management thereof or otherwise, and are reasonable with respect to their duration, geographical area and scope.

        14.1.2 Each of the Seller and the Parent covenants and agrees that it shall not, directly or indirectly, either individually, in partnership, jointly or in conjunction with any other Person, in any capacity:

                (i) during a period of [* * * * * *], directly or indirectly, engage in or be connected with any business in competition with the Business (a "Competing Business") anywhere in the world (the "Restricted Territory"). The foregoing covenant shall not be deemed to prohibit either the Seller or the Parent from acquiring as an investment not

CONFIDENTIAL                                   CONFIDENTIAL TREATMENT REQUESTED

                more than five percent (5%) of the capital stock of a Competing Business; and/or

                (ii) during a period of [* * * * * *], solicit, directly or indirectly, any employee of any Purchaser Entity, if such employee is engaged in the Business or a Competing Business, or fulfils a similar function with any Purchaser Entity, for the purpose or with the intent of inducing or enticing such Person away from or out of the employ of any Purchaser Entity;

        14.1.3 For the purpose of this Sub-Section 14.1, any business, the substance of which is the development or application of technology relating to the creation of chemical diversity and finding and developing lead compounds other than through the use of technology covered by the scope of the Patents shall not be considered a Competing Business.

        14.1.4 In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to any Purchaser Entity as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to any such Purchaser Entity for which it would have no other adequate remedy, the Seller and the Parent each agree that in the event of breach by the Seller or the Parent of the foregoing covenant, without prejudice to any additional rights it may have hereunder or under Applicable Law, such Purchaser Entity shall be entitled to seek injunctive and other equitable relief.

14.2 SIMILAR NAME. Except as specifically provided for in the Collateral Agreements, each of the Seller and the Parent covenants and agrees that, from and after the Closing Date, the Seller and the Parent shall not be connected directly or indirectly as an owner, shareholder, subsidiary, joint venturer or agent with any business using "ChromaXome Corporation" or any name similar thereto for any purpose, including without limitation any marketing, promotional or other such similar purposes, provided however that the restriction set out in this Sub-Section 14.2 shall not apply for a period of thirty (30) days after the Closing Date, by which date the Seller shall change its corporate name and cease using "ChromaXome Corporation".

14.3 INFORMATION. Each of the Seller and the Parent covenants and agrees that, for a period of five (5) years from and after the Closing Date, unless expressly authorized in writing by the Purchaser, the Seller and the Parent shall not disclose directly or indirectly to any Person not in the employ of the Purchaser any information concerning the Business, including, without limitation, the Goodwill and Intellectual Property, except (i) in accordance with the provisions of Sub-Section 16.12, (ii) as disclosed to its lawyers, accountants, brokers or consultants, provided the same are under obligations of confidentiality to Seller or Parent, (iii) as disclosed to persons conducting diligence investigations of Seller or Parent who are under obligations of confidentiality to Seller or Parent, or (iv) as may otherwise be required by law. The provisions of this Sub-Section 14.3 shall not detract from the provisions of Sub-Section 14.7 in relation to Intellectual Property or the provisions of the amended and restated mutual non-disclosure agreement between Parent and Vector dated August 19, 1998 (the "Non-Disclosure Agreement").

14.4 PURCHASER'S REQUEST. The Parties acknowledge and agree that the performance of services by the Seller at the request of the Purchaser shall not be construed as a default of the Seller's obligations undertaken pursuant to this Section XIV.

14.5 WIND-UP. Parent covenants and agrees that, until the Notes have been discharged and the Purchaser and Vector have been released from their objections thereunder, Parent shall not, without the prior written Consent of the Purchaser, grant its Consent to the voluntary wind-up, liquidation or dissolution of the Seller.

14.6 INTELLECTUAL PROPERTY. Each of the Seller and the Parent acknowledges and agrees that, upon consummation of the transactions provided for hereunder, Purchaser shall hold all right, title and interest in and to the Intellectual Property. Accordingly, Seller and Parent hereby covenant not to (a) challenge the rights of the Purchaser in and to the Intellectual Property, (b) subject to the terms of the Security Agreement and except as otherwise specifically provided for herein, challenge the validity of any assignments of any rights in the Intellectual Property and (c) assist any third Person, either directly or indirectly, in challenging such rights in or the validity of any assignments of such rights. Nothing in this Sub-Section 14.6 shall prohibit or estop the Seller from exercising any rights it may have under Applicable Law as a licensee under the License Agreement to challenge the "macro-droplet" technology, as licensed back to Seller thereunder. The provisions of this Sub-Section 14.7 shall survive the termination or expiration of this Agreement.

14.7 SEVERABILITY. The covenants in this Section XIV are severable and separate, and the non-enforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

14.8 ENFORCEMENT. All of the covenants in this Section XIV shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller or of the Parent against any Purchaser Entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by any Purchaser Entity of such covenants.

SECTION XV - BULK SALES PROVISIONS

15.1 BULK SALES LAWS. The Parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including Article 6 of the Uniform Commercial Code, as it may be in effect in any applicable jurisdiction. This provision shall not be deemed in any way to limit the indemnity provided for in Sub-Section 10.2 above.


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

SECTION XVI - MISCELLANEOUS PROVISIONS


16.1 HEADINGS. The division of this Agreement into Sections, Sub-Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

16.2 ENTIRE AGREEMENT. This Agreement together with the Collateral Agreements and any documents to be delivered pursuant hereto or thereto and the Non-Disclosure Agreement constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties hereto.

16.3 SINGULAR, PLURAL AND GENDER. In this Agreement, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

16.4 SUCCESSORS AND ASSIGNS. This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

16.5 ASSIGNMENTS. This Agreement shall not be assignable or otherwise transferable by either Party without the prior written Consent of the other Party provided that Purchaser may assign all or any portion of its rights and/or obligations hereunder to any Affiliate of Purchaser, so long as Purchaser shall remain liable to Seller therefor, and provided that Parent or Seller may assign all or any portion of their respective rights and/or obligations hereunder to any Affiliate of Parent or Seller, so long as Parent and Seller shall both remain liable to Purchaser therefor.

16.6 GOVERNING LAW; DISPUTE RESOLUTION. This Agreement shall be governed in all respects including as to validity, interpretation and effect, by the laws of the State of California, without giving effect to the conflict of laws rules thereof. Any controversy or claim arising out of or relating to this Agreement or any Collateral Agreement (other than the Share Purchase Agreement) or the breach hereof or thereof, including any claim or controversy as to the arbitrability of any claim or controversy and any claim for rescission, shall be settled by binding arbitration in Los Angeles County, California, if initiated by the Seller and in San Diego County, California, if initiated by the Purchaser, in each case, before an arbitrator selected by or in accordance with the rules of the Judicial Arbitration and Mediation Service. There shall be no appeal from the decision or findings of the arbitrator(s), which shall be final and binding upon the Parties and judgement upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. The costs of any arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees. The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the Parties in urgent situations in which time is of the essence to obtain proper remedies in courts of Applicable Law shall remain unimpaired.


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

16.7    TIME IS OF THE ESSENCE.  Time shall be of the essence of this Agreement.

16.8 FURTHER ACTION. Each of the Parties agrees to cooperate with the other to take such action as may be reasonably requested in order to give full effect to this Agreement, including without limitation, the execution of such assignments, Consents, clearances or further assurances necessary or desirable to assure the proper and effective completion of this Agreement.

16.9 PROFESSIONAL FEES. Except as provided for in Sub-Sections 10.2 and 10.3, each of the Parties hereto shall pay for their own legal, brokerage and other professional fees incurred in connection with the preparation of this Agreement and all of the Collateral Agreements and the transactions contemplated hereby.

16.10 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalidated provisions were omitted.

16.11 COUNTERPARTS. This Agreement may be executed by facsimile and via multiple counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

16.12 PUBLIC ANNOUNCEMENTS. Neither Purchaser nor Seller nor any of their respective subsidiaries or Affiliates, shall make any public announcements or issue any press releases of any kind concerning the transactions contemplated by this Agreement and the Collateral Agreements without the prior written Consent of the other Party (which Consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law, in which case the Party making such announcement or release shall use all its reasonable efforts to permit the other Party to review and comment upon such announcement or release in advance.

16.13 U.S. EXPORT LAWS AND REGULATIONS. Each Party hereby acknowledges that the rights and obligations of this Agreement and the transactions contemplated hereby are subject to the Applicable Laws of the United States relating to the export of products and technical information. Without limitation, each Party shall comply with all such Applicable Laws and regulations.

16.14 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and hand delivered, telexed, facsimilied or mailed by registered or certified mail, and shall be deemed to have been received either on the date of their delivery, telex or facsimile or, if mailed, on the date two (2) business days following the date of mailing. The Parties' addresses for the purposes hereof are as follows:

 If to the Seller:                       If to the Parent:

 ChromaXome Corp.                        Trega BioSciences, Inc.
 9880 Campus Point Drive                 9880 Campus Point Drive
 San Diego, California                   San Diego, California
 U.S.A. 921921                           U.S.A. 921921
 Attention:      President               Attention:      President
 -------------------------               -------------------------

 with a copy to:                         with a copy to:

 Trega BioSciences, Inc.                 Trega BioSciences, Inc.
 9880 Campus Point Drive                 9880 Campus Point Drive
 San Diego, California                   San Diego, California
 U.S.A. 921921                           U.S.A. 921921
 Attention:  General Counsel             Attention:  General Counsel
 ---------------------------             ---------------------------



 If to the Purchaser:

 TerraGen Discovery Inc.
 At the address first listed above and
 to 9880 Campus Point Drive
 San Diego, California
 U.S.A. 921921
 Attention: President
 --------------------

 with a copy to:

 TerraGen Diversity Inc.
 2386 East Mall - UBC
 Unit #3
 Vancouver, BC
 V6T 1Z3
 Attention: President
 --------------------

 O'Connor, Greenspoon
 2000 Mansfield
 Suite 1400
 Montreal, Quebec
 H3A 3A2
 Attention: J. David Butts
 -------------------------


or to any such other address as any Party shall have specified by notice in writing to the others.

16.14 COUNTERPARTS AND FACSIMILE. This Agreement, and any certificates or writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all Parties had all signed the same documents, and all such counterparts will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any Party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the Parties hereto or thereto, and executed copies delivered to each Party who is a Party hereto or thereto. Such delivery may be made by facsimile transmission of the execution page or pages, hereof or thereof, to each of the other Parties by the Party signing such facsimile transmission, if an originally executed execution page or pages is forwarded by prepaid express courier to each of the other Parties by the Party signing the particular counterpart.


IN WITNESS WHEREOF, the Parties have signed effective the 12th day of March
1999.


TERRAGEN DISCOVERY INC.



BY:   /S/ MARIO THOMAS
     ----------------------------------     -----------------------------------
        MARIO THOMAS, CEO                   WITNESS
                                            NAME:



CHROMAXOME CORPORATION



BY:   /S/ MICHAEL G. GREY                    /S/ DEBRA K. LIEBERT
     ----------------------------------     -----------------------------------
                                            WITNESS
                                            NAME:



TREGA BIOSCIENCES, INC.



BY:   /S/ MICHAEL G. GREY                    /S/ DEBRA K. LIEBERT
     ----------------------------------     -----------------------------------
                                            WITNESS
                                            NAME:

* Certain of the exhibits and schedules have been omitted from this Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is considered immaterial from an investor's perspective. Trega will furnish supplementally a copy of any of the documents to the SEC upon request of the SEC.











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